Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
SECOND QUARTER 2015 RESULTS

•	Second quarter revenue was $254 million, down 8% sequentially

•	Activity levels in the quarter were stable internationally; declined in the U.S.

•	On track with previously announced cost reduction actions

•	Nearly $500 million in cash and investments and virtually no debt as of June 30, 2015

•	Declared dividend of $0.15 per share

August 5, 2015 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company”) today reported revenues of $254 million, and income from continuing operations of $29 million for the three months ended June 30, 2015. Diluted earnings per share for the second quarter were $0.14. Weighted average shares outstanding were 209 million. Adjusted EBITDA for the quarter was $80 million or 31% of revenue (Adjusted EBITDA non-GAAP reconciliation included in this release).

Frank’s International President and CEO Gary Luquette commented, “Despite difficult market conditions, our second quarter results were generally in line with what we expected. Activity levels outside of the U.S. land market mostly trended with our expectations, and internal efforts to control costs and improve efficiencies began to take hold.

“Our revenue declined 8% sequentially. Lower activity and price reductions impacted our EBITDA as total company adjusted EBITDA margin was 31%, down 5 percentage points from the first quarter.

“To offset pricing pressure and right-size the business relative to the current environment, we have and we continue to pursue cost reduction initiatives. In the second quarter we moved forward with the previously announced workforce reduction, which ended towards the higher end of our announced 400 - 600 range. Additionally, we continue to look for ways to further reduce our costs through process improvements and internal efficiencies, which will help mitigate adverse market conditions in the short-term while ensuring we are well positioned operationally for the long-term and the eventual recovery.

“Activity levels, outside of U.S. land, remain close to forecast; with some areas holding and others experiencing slight declines as projects get cancelled or deferred. In addition, we are also seeing a second round of pricing discount requests, as initial discounts agreements expire or new discounts are being sought. Both of these will lead to further headwinds to our revenue and EBITDA for the rest of the year.

“We had healthy cash flow this quarter, ending the quarter with nearly $500 million in cash despite having closed the Timco acquisition at the beginning of the quarter. We continue to explore both organic and inorganic opportunities and have a growing set of targets that fit our overall strategic mandate. We continue to look for consolidation opportunities, including in the U.S. land market, but we are not limiting ourselves to land. Offshore and international opportunities are being considered, and we are open to diversifying our product and service offering if the right strategic opportunity were to present itself.

“We are focused on controlling what we can while ensuring that when the recovery happens, we are poised to be in a leading position to recover quickly. This is accomplished by being nimble within our operations, ensuring we have the right people, the right equipment, and maintaining our strong customer relationships while still creating value for our shareholders, both in the short-term and the long-term.”

Second Quarter 2015 Results

•	Revenue was $254 million, down 8% compared to the first quarter of 2015, and down 7% compared to the second quarter of 2014

◦	International Services revenue was $123 million, down 1% compared to the first quarter of 2015, and down 5% year-over-year

◦	U.S. Services revenue was $78 million, down 28% compared to the first quarter of 2015, and down 26% year-over-year

◦	Tubular Sales revenue was $53 million, up 21% compared to the first quarter of 2015, and up 40% year-over-year

•	Adjusted EBITDA totaled $80 million with an adjusted EBITDA margin of 31%

•	Diluted earnings per share were $0.14, with weighted average shares outstanding of 209 million

•	$475 million in cash and investments at June 30, 2015

Segment Results

International Services
International Services revenue from external sales was $122.6 million in the second quarter of 2015, down 1.3% compared to the first quarter of 2015, and down 5.3% compared to the second quarter of 2014. Year-over-year and sequential results were impacted by decreased activity by customers due to the lower commodity price environment. Revenues in Africa declined due to unsuccessful pre-salt drilling, lower commodity prices, and end of drilling campaigns leading to decreased activity. Latin America and Asia Pacific revenues increased sequentially due to increased offshore activity, including Trinidad and Sakhalin Island, respectively.

Segment adjusted EBITDA for the second quarter of $55.3 million, or 45.1% of revenue, was up 5.8% compared to the first quarter of 2015, and up 13.2% compared to the second quarter of 2014. Adjusted EBITDA margin increased sequentially due to lower selling expenses.

U.S. Services
U.S. Services revenue from external sales was $78.4 million in the second quarter of 2015, down 28.2% compared to the first quarter of 2015, and down 25.7% compared to the second quarter of 2014.

For the second quarter, land revenue within the U.S. Services segment of $25.6 million was down 26.7% compared to the first quarter of 2015, and down 34.9% compared to the second quarter of 2014. Sequential revenue declines were driven by industry rig count declines of 35% in the quarter and pricing discounts partially offset by additional revenue from our acquisition of Timco Services, which closed on April 1, 2015.

Offshore revenue within the U.S. Services segment of $52.8 million for the second quarter was down 29.0% compared to the first quarter of 2015, and down 20.3% compared to the second quarter of 2014. Revenue declined sequentially due to pricing discounts, reduction in activity due both to operational delays and projects being pushed into future quarters.

Segment adjusted EBITDA for the second quarter of $16.7 million, or 21.3% of revenue, was down 62.8% compared to the first quarter of 2015, and down 62.9% compared to the second quarter of 2014. Adjusted EBITDA and adjusted EBITDA margin decreased from the first quarter due to pricing pressures primarily in the U.S. land market.

Tubular Sales
Tubular Sales revenue from external sales was $53.2 million in the second quarter of 2015, up 21.2% compared to the first quarter of 2015, and up 40.4% compared to the second quarter of 2014. Revenue increased sequentially due to favorable business mix and spot market opportunities, primarily in the Gulf of Mexico and West Africa.

Segment adjusted EBITDA for the second quarter of $8.0 million, or 15.0% of revenue, was up 155.8% compared to the first quarter of 2015, and down 14.3% compared to the second quarter of 2014. Sequential improvement in EBITDA margin was due to favorable business mix and cost cutting actions in the manufacturing unit.

Total pipe and connector inventory decreased $18.6 million from December 31, 2014 to $166.5 million at June 30, 2015.

Deferred revenue decreased $18.6 million from December 31, 2014 to $57.5 million at June 30, 2015.

Capital Expenditures and Balance Sheet

Capital expenditures were $26.9 million for the second quarter of 2015; first half 2015 capital expenditures were $70.8 million. The Company’s consolidated cash balance at June 30, 2015, was $474.7 million compared to $489.4 million at December 31, 2014. At June 30, 2015 there was $93.7 million of unused capacity under the Company’s $100.0 million credit facility, net of outstanding letters of credit.

Dividends

On August 3, 2015, the Board of Managing Directors of the Company (the “Management Board”), with the approval from the Board of Supervisory Directors of the Company (the “Supervisory Board”), and jointly with the Management Board, (the “Boards”), declared a cash dividend of $0.15 per share (subject to applicable Dutch dividend withholding tax), payable on September 18, 2015 to all common stockholders of record as of August 31, 2015, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates, if any, are subject to the final determination of the Boards.

Conference Call

The Company will host a conference call to discuss second quarter results on Wednesday August 5, 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 40183429. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 40183429. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, which have declined significantly in recent prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,000 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this news release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss and other non-cash adjustments. The Company uses Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue. The Company defines adjusted diluted earnings per share as diluted earnings per share and one-time charges.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contacts:
Thomas Dunavant, Director - Investor Relations
thomas.dunavant@franksintl.com
713-358-7343

Josh Grodin, Director - Communications and External Affairs
josh.grodin@franksintl.com
713-231-2468

FRANK'S INTERNATIONAL N.V.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Revenues:
Equipment rentals and services	$201,282	$232,405	$231,838	$433,687	$452,651
Products	53,022	45,032	41,099	98,054	84,778
Total revenue	254,304	277,437	272,937	531,741	537,429

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	76,692	93,600	90,029	170,292	174,020
Products	33,060	22,847	26,261	55,907	52,290
General and administrative expenses	73,797	69,797	71,760	143,594	131,211
Depreciation and amortization	27,710	24,001	21,895	51,711	43,088
Severance and other charges	1,049	11,973	—	13,022	—
Loss (gain) on sale of assets	687	184	154	871	(87)
Operating income	41,309	55,035	62,838	96,344	136,907

Other income (expense):
Other income	971	1,087	2,918	2,058	5,289
Interest income (expense), net	(31)	8	80	(23)	36
Foreign currency gain (loss)	(2,767)	1,533	65	(1,234)	—
Total other income (expense)	(1,827)	2,628	3,063	801	5,325
Income from continuing operations
before income tax expense	39,482	57,663	65,901	97,145	142,232
Income tax expense	10,629	11,262	15,852	21,891	31,821
Net income	28,853	46,401	50,049	75,254	110,411
Net income attributable to
noncontrolling interest	8,023	12,122	14,833	20,145	33,332
Net income attributable to
Frank's International N.V.	20,830	34,279	35,216	55,109	77,079
Preferred stock dividends	(2)	—	(1)	(2)	(1)
Net income available to
Frank's International N.V.
common shareholders	$20,828	$34,279	$35,215	$55,107	$77,078

Earnings per common share:
Basic	$0.14	$0.22	$0.23	$0.36	$0.50
Diluted	$0.14	$0.21	$0.23	$0.35	$0.50

Weighted average number of common
shares outstanding:
Basic	154,344	154,329	153,524	154,337	153,524
Diluted	209,114	208,479	207,822	208,804	207,641

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Revenue
International Services	$122,640	$124,201	$129,456	$246,841	$248,041
U.S. Services	78,418	109,286	105,564	187,704	209,319
Tubular Sales	53,246	43,950	37,917	97,196	80,069
Total	$254,304	$277,437	$272,937	$531,741	$537,429

Segment Adjusted EBITDA:
International Services	$55,311	$52,285	$48,873	$107,596	$99,902
U.S. Services	16,684	44,893	44,968	61,577	86,846
Tubular Sales	7,978	3,119	9,311	11,097	18,685
Total	79,973	100,297	103,152	180,270	205,433
Corporate and other	31	(7)	—	24	—
Total Adjusted EBITDA	$80,004	$100,290	$103,152	$180,294	$205,433

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	June 30,	December 31,
	2015	2014
Cash and cash equivalents	$474,745	$489,354
Working capital	828,667	900,280
Property, plant and equipment, net	661,626	580,142
Total assets	1,744,661	1,758,681
Total debt	266	304
Series A preferred stock	705	705
Total stockholders' equity	1,231,744	1,211,990
Noncontrolling interest	245,756	260,546
Total equity	1,477,500	1,472,536

	Six Months Ended
	June 30,
	2015	2014

Net cash provided by operating activities	$215,912	$161,945
Net cash used in investing activities	(149,305)	(76,772)
Net cash used in financing activities	(79,356)	(45,290)
	(12,749)	39,883
Effect of exchange rate changes on cash activities	(1,860)	(1,154)
Increase (decrease) in cash and cash equivalents	$(14,609)	$38,729

Capital Expenditures	$70,843	$77,722

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
($ in thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014

Revenues	$254,304	$277,437	$272,937	$531,741	$537,429

Income from continuing operations	$28,853	$46,401	$50,049	$75,254	$110,411
Interest (income) expense, net	31	(8)	(80)	23	(36)
Income tax expense	10,629	11,262	15,852	21,891	31,821
Depreciation and amortization	27,710	24,001	21,895	51,711	43,088
Loss (gain) on sale of assets	687	184	154	871	(87)
Foreign currency (gain) loss	2,767	(1,533)	(65)	1,234	—
Stock-based compensation expense	8,278	8,010	15,347	16,288	20,236
Severance and other charges	1,049	11,973	—	13,022	—
Adjusted EBITDA	$80,004	$100,290	$103,152	$180,294	$205,433

Adjusted EBITDA margin	31.5%	36.1%	37.8%	33.9%	38.2%

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Segment Adjusted EBITDA:
International Services	$55,311	$52,285	$48,873	$107,596	$99,902
U.S. Services	16,684	44,893	44,968	61,577	86,846
Tubular Sales	7,978	3,119	9,311	11,097	18,685
Total	79,973	100,297	103,152	180,270	205,433
Corporate and other	31	(7)	—	24	—
Adjusted EBITDA Total	80,004	100,290	103,152	180,294	205,433
Interest income (expense), net	(31)	8	80	(23)	36
Income tax expense	(10,629)	(11,262)	(15,852)	(21,891)	(31,821)
Depreciation and amortization	(27,710)	(24,001)	(21,895)	(51,711)	(43,088)
(Loss) gain on sale of assets	(687)	(184)	(154)	(871)	87
Foreign currency gain (loss)	(2,767)	1,533	65	(1,234)	—
Stock-based compensation expense	(8,278)	(8,010)	(15,347)	(16,288)	(20,236)
Severance and other charges	(1,049)	(11,973)	—	(13,022)	—
Income from continuing
operations	$28,853	$46,401	$50,049	$75,254	$110,411

FRANK'S INTERNATIONAL N.V.
EARNINGS PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Numerator - Basic
Income from continuing operations	$28,853	$46,401	$50,049	75,254	110,411
Less: Net income attributable to
noncontrolling interest	(8,023)	(12,122)	(14,833)	(20,145)	(33,332)
Less: Preferred stock dividends	(2)	—	(1)	(2)	(1)
Net income available to
common shareholders	$20,828	$34,279	$35,215	$55,107	$77,078

Numerator - Diluted
Income from continuing operations
attributable to common shareholders	$20,828	$34,279	$35,215	$55,107	$77,078
Add: Net income attributable to
noncontrolling interest (1)	7,664	9,938	11,776	17,602	26,336
Add: Preferred stock dividends	2	—	1	2	1
Dilutive net income available to
common shareholders	$28,494	$44,217	$46,992	$72,711	$103,415

Denominator
Basic weighted average common shares	154,344	154,329	153,524	154,337	153,524
Exchange of noncontrolling interest for common stock	52,976	52,976	52,976	52,976	52,976
Restricted stock units	1,789	1,173	1,322	1,489	1,141
Stock to be issued pursuant to employee stock purchase plan	5	1	—	2	—
Diluted weighted average common shares	209,114	208,479	207,822	208,804	207,641

Earnings per common share:
Basic	$0.14	$0.22	$0.23	0.36	$0.50
Diluted	$0.14	$0.21	$0.23	$0.35	$0.50

(1)	Adjusted for the additional tax expense upon the assumed conversion of the Preferred Stock	$359	$2,184	$3,057	$2,543	$6,996